BARBARA K. CEGAVSKE
Secretary of State

KIMBERLEY PERONDI
Deputy Secretary for Commercial Recordings

STATE OF NEVADA

OFFICE OF THE SECRETARY OF STATE

Commercial Recordings Division
202 N. Carson Street
Carson City, NV 89701
Telephone (775) 684-5708
Fax (775) 684-7138

North Las Vegas City Hall
2250 Las Vegas Blvd North, Suite 400
North Las Vegas, NV 89030
Telephone (702) 486-2880
Fax (702) 486-2888

Business Entity - Filing Acknowledgement

10/06/2021

Work Order Item Number: W2021100601392 - 1634838

Filing Number: 20211806497

Filing Type: Amended Certification of Stock Designation After Issuance of Class/Series

Filing Date/Time: 10/06/2021 13:45:01 PM

Filing Page(s): 4

Indexed Entity Information:

Entity ID: C1495-2004

Entity Name: Unique Logistics International, Inc.

Entity Status: Active

Expiration Date: None

Commercial Registered Agent
THE CORPORATE PLACE, INC.
601 E CHARLESTON BLVD STE 100, LAS VEGAS, NV 89104, USA

The attached document(s) were filed with the Nevada Secretary of State, Commercial Recording Division. The filing date and time have been affixed to each document, indicating the date and time of filing. A filing number is also affixed and can be used to reference this document in the future.

Respectfully,

Barbara K. Cegavske

BARBARA K. CEGAVSKE
Secretary of State

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov
www.nvsilverflume.gov

Filed in the Office of	Business Number C1495-2004
Barbara K. Cegavske	Filing Number 20211806497
Secretary of State State Of Nevada	Filed On 10/06/2021 13:45:01 PM
	Number of Pages 4

Certificate, Amendment or Withdrawal of Designation

NRS 78.1955, 78.1955(6)

☐ **Certificate of Designation**

☐ **Certificate of Amendment to Designation - Before Issuance of Class or Series**

☑ **Certificate of Amendment to Designation - After Issuance of Class or Series**

☐ **Certificate of Withdrawal of Certificate of Designation**

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity: **Unique Logistics International, Inc.** Entity or Nevada Business Identification Number (NVID): **NV20041359887**
2. Effective date and time:	For Certificate of Designation or Amendment to Designation Only (Optional): Date: **10/06/2021** Time: (must not be later than 90 days after the certificate is filed)
3. Class or series of stock: (Certificate of Designation only)	The class or series of stock being designated within this filing:
4. Information for amendment of class or series of stock:	The original class or series of stock being amended within this filing: **Series A Convertible Preferred Stock**
5. Amendment of class or series of stock:	☐ Certificate of Amendment to Designation- Before Issuance of Class or Series As of the date of this certificate no shares of the class or series of stock have been issued. ☑ Certificate of Amendment to Designation- After Issuance of Class or Series The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation.
6.Resolution: (Certificate of Designation and Amendment to Designation only)	By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.*
7. Withdrawal:	Designation being Withdrawn: Date of Designation: No shares of the class or series of stock being withdrawn are outstanding. The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: *
8. Signature: (Required)	X **Sunandan Ray** Signature of Officer Date: **10/06/2021**

This form must be accompanied by appropriate fees.

Filed in the Office of	Business Number C1495-2004
Barbara K. Cegavske	Filing Number 20211806497
Secretary of State State Of Nevada	Filed On 10/06/2021 13:45:01 PM
	Number of Pages 4

IV.CONVERSION

(i)Optional Conversion. Subject to the terms and conditions herein, each Holder of shares of Series A Preferred Stock shall have the right to convert all or any portion of such Holder's Series A Preferred Stock into fully paid and non-assessable shares of Common Stock at any time or from time to time at such Holder's sole discretion (the " Conversion Right"). Each share of Series A Preferred Stock as to which the Conversion Right is exercised shall be converted into 6,546.47 shares of the Company's authorized but unissued shares of Common Stock, the ("Conversion Shares"). Upon any such optional conversion and the issuance of Conversion Shares further thereto, the shares of Series A Preferred Stock shall be deemed cancelled and of no further force or effect. The Conversion Right of a Holder of Series A Preferred Stock shall be exercised by the Holder by delivering written notice to the Company that the Holder elects to convert all or a portion of the shares of Series A Preferred Stock held by such Holder (a " Conversion Notice"), which notice shall state (i) the number of shares of Series A Preferred Stock that are being redeemed by such Holder and (ii) specify the name or names (with address or addresses) in which shares of Common Stock are to be issued.

(ii)The conversion of any share of Series A Preferred Stock shall be deemed to have been made in connection with any exercise of the Conversion Right at the close of business on the date the Conversion Notice is deemed given (the "Conversion Date"). Until the Conversion Date with respect to any share of Series A Preferred Stock has occurred, such share of Series A Preferred Stock will remain outstanding and will be entitled to all of the powers, designations, preferences and other rights provided herein, including entitle the Holder thereof to the voting rights provided in Section V herein. Effective as of the Conversion Date, the rights of the Holder of such shares of Series A Preferred Stock as a holder thereof will cease and from and after such time the Holder entitled to receive the Common Stock issuable upon such conversion will be treated for all purposes as the record holder of such Common Stock.

(iii)As promptly as practicable on or after the Conversion Date, the Company will update or cause to be updated the Company's stock register to reflect the shares of Common Stock held by such Holder as a result of the Conversion and issue and deliver, or cause to be issued and delivered evidence of such issuance reasonably satisfactory to such Holder. Each Holder agrees to surrender at the office of the Company the certificate(s) in respect of the Series A Preferred Stock so converted, duly endorsed or assigned to the Company or in blank, as applicable.

(b)Conversion Adjustments

(i)Adjustments for Reclassification, Exchange and Substitution. Subject to Section III above, if the Common Stock issuable upon conversion of Series A Preferred shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), then, in any such event, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, each holder of Series A Preferred Stock shall have the right thereafter to convert such shares of Series A Preferred Stock into a number of

shares of such other class or classes of stock which a holder of the number of shares of Common Stock deliverable upon conversion of the Series A Preferred Stock immediately before that change would have been entitled to receive in such reorganization or reclassification, all subject to further adjustment as provided herein with respect to such other shares.

(ii)Other Distributions. In the event the Company shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by this Company or other persons, assets (excluding cash dividends) or options or rights as applicable, then, in each such case for the purpose of this Section IV, the holders of the Series A Preferred shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock into which their shares of Series A Preferred are convertible as of the record date fixed for the determination of the holders of Common Stock entitled to receive such distribution.

(iii)Adjustment upon issuance of shares of Common Stock. If and whenever on or after the date on which the Holder received shares of Series A Preferred Stock ("Issuance Date") through the earlier of (i) March 31, 2022 or (ii) a Qualified Financing (as defined herein) (the "Anti-Dilution Termination Date"), the Company issues or sells, or in accordance with the terms herein is deemed to have issued or sold, any shares of Common Stock or Common Stock Equivalents (a "**Dilutive Issuance**"), the number of Conversion Shares issuable upon conversion will be adjusted to entitle the holder to acquire such number of shares of Common Stock (the "Adjustment Shares") necessary to maintain the Holders Fully-Diluted Ownership Percentage percentage at the time of the Issuance Date. "Fully-Diluted Ownership Percentage" shall mean the percentage ownership calculated by dividing (i) the aggregate number of Conversion Shares as of the Issuance Date by (ii) the aggregate number of all issued and outstanding shares of Common Stock or Common Stock Equivalents of the Company (including any shares of Common Stock or Common Stock Equivalents which are issuable upon exercise or conversion of options, warrants or other securities or rights within 60 days of the date on which such calculation is being made). If the Series A Preferred Stock has not been converted prior to or on the Anti-Dilution Termination Date, the Holder of such Series A Preferred Stock will, upon conversion, be entitled to the Conversion Shares and any Adjustment Shares as of the Anti-Dilution Termination Date and will not be subject to any further adjustment. "Common Stock Equivalents" shall mean any securities of the Company or a Company subsidiary which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock. A Qualified Financing means a financing of not less than $20,000,000 completed by the Company involving the sale of Common Stock or other equity securities of the Company which are convertible into, exercisable for or exchangeable for Common Shares and whereby such Common Stock is listed on a National Securities Exchange.

(iv)Notice of Adjustment. Upon any adjustment provided for under this section IV(b), the Company shall give written notice thereof, which notice shall state the

Conversion Shares resulting from such adjustment, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

(v)Reservation of Shares. The Company shall at all times reserve and keep available, out of its authorized but unissued shares of Common Stock or out of shares of Common Stock held in its treasury, solely for the purpose of effecting the conversion of the shares of the Series A Preferred, the full number of shares of Common Stock deliverable upon the conversion of all shares of the Series A Preferred from time to time outstanding. The Company shall from time to time in accordance with Nevada law take all steps necessary to increase the authorized amount of its Common Stock if at any time the authorized number of shares of Common Stock remaining unissued shall not be sufficient to permit the conversion of all of the shares of the Series A Preferred. Notwithstanding the foregoing, in the event there are insufficient number of shares of Common Stock to effect a conversion under the terms hereunder, the Holder shall not be permitted to convert into shares of Common Stock of the Company that have not yet been authorized.

(vi)Fractional Shares. No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon the conversion of the Series A Preferred Stock. Fractional shares will be rounded to the next highest whole number.